GalaGen Inc. (A Development Stage Company)

EXHIBIT 11.1--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)

                                                   FOR THE THREE MONTHS ENDED        FOR THE NINE MONTHS ENDED
                                                  ----------------------------      ---------------------------
                                                  SEP. 30, 1996  SEP. 30, 1995      SEP. 30, 1996 SEP. 30, 1995
                                                  -------------  -------------      ------------- -------------

PRIMARY LOSS PER SHARE:

Average shares outstanding                            7,134,136      1,909,075         6,450,999      1,895,529

SAB No. 83 shares - for stock options
  granted at exercise prices less
  than the initial public offering
  price during the 12 months
  preceding the initial public offering
  using the treasury method                                 -          133,042              -           133,042
                                                   ------------   ------------      ------------   ------------
Total                                                 7,134,136      2,042,117         6,450,999      2,028,571
                                                   ------------   ------------      ------------   ------------
                                                   ------------   ------------      ------------   ------------

Net loss applicable to common
  shareholders                                     $ (1,955,731)  $   (994,567)     $(12,661,123)  $ (4,077,018)
                                                   ------------   ------------      ------------   ------------
                                                   ------------   ------------      ------------   ------------
Net loss per share applicable
  to common shareholders                           $       (.27)  $       (.49)     $      (1.96)  $      (2.01)
                                                   ------------   ------------      ------------   ------------
                                                   ------------   ------------      ------------   ------------

FULLY DILUTED LOSS PER SHARE:

Average shares outstanding                            7,134,136      1,909,075         6,450,999      1,895,529

SAB No. 83 shares - for stock options
  granted at exercise prices less
  than the initial public offering
  price during the 12 months
  preceding the initial public offering
  using the treasury method                                   -        133,042                 -        133,042

Assumed conversion of all series of
  convertible preferred stock                                 -      2,830,451                 -      2,674,395
                                                   ------------   ------------      ------------   ------------
Total                                                 7,134,136      4,872,568         6,450,999      4,702,966
                                                   ------------   ------------      ------------   ------------
                                                   ------------   ------------      ------------   ------------

Net loss applicable to common
  shareholders                                     $ (1,955,731)  $   (994,567)     $(12,661,123)  $ (4,077,018)
                                                   ------------   ------------      ------------   ------------
                                                   ------------   ------------      ------------   ------------


Net loss per share applicable to
  common shareholders                              $       (.27)  $       (.20)     $      (1.96)  $       (.87)
                                                   ------------   ------------      ------------   ------------
                                                   ------------   ------------      ------------   ------------


                                                                 18